Exhibit 99.2

CenturyLink Completes Private Offering of Level 3 Financing Senior Notes

Monroe, LA, Sep. 25, 2019 – Global technology leader CenturyLink, Inc. (NYSE: CTL) announced that Level 3 Financing, Inc., its indirect, wholly owned subsidiary (“Level 3 Financing”), entered into an indenture (the “Indenture”) with The Bank of New York Mellon Trust Company, N.A., as trustee, in connection with Level 3 Financing’s issuance of $1 billion aggregate principal amount of its 4.625% Senior Notes due 2027 (the “Notes”).

The net proceeds from the offering of the Notes, together with cash on hand, will be used for general corporate purposes, including, without limitation, to redeem all of Level 3 Financing’s $240 million outstanding aggregate principal amount of 6.125% Senior Notes due 2021, all of Level 3 Parent, LLC’s $600 million outstanding aggregate principal amount of 5.75% Senior Notes due 2022 and $160 million of Level 3 Financing’s $1 billion in outstanding principal amount of 5.375% Senior Notes due 2022.

The Notes are senior unsecured obligations of Level 3 Financing, ranking equal in right of payment with all other senior unsecured obligations of Level 3 Financing. Level 3 Financing’s direct parent, Level 3 Parent, LLC (“Level 3 Parent”), has guaranteed the Notes on an unsecured basis.

About CenturyLink

CenturyLink (NYSE: CTL) is a technology leader delivering hybrid networking, cloud connectivity, and security solutions to customers around the world. Through its extensive global fiber network, CenturyLink provides secure and reliable services to meet the growing digital demands of businesses and consumers. CenturyLink strives to be the trusted connection to the networked world and is focused on delivering technology that enhances the customer experience. Learn more at http://news.centurylink.com/.

Forward Looking Statement:

Except for historical and factual information, the matters set forth in this release and other of our oral or written statements identified by words such as “continues,” “estimates,” “expects,” “anticipates,” “believes,” “plans,” “intends,” and similar expressions are forward-looking statements. These forward-looking statements are not guarantees of future results and are based on current expectations only, are inherently speculative, and are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control. Actual events and results may differ materially from those anticipated, estimated, projected or implied by us in those statements. You are cautioned not to unduly rely upon our forward-looking statements, which speak only as of the date made. We may change our intentions, strategies or plans (including our plans expressed herein) without notice at any time and for any reason.

Media Contact:	Investor Contact:
Nikki Wheeler	Mark Stoutenberg
nikki.wheeler@level3.com	Mark.Stoutenberg@centurylink.com